Exhibit 25

Holders of Over 70% of the Outstanding Shares of CommonWealth REIT Approve

Removal of Entire Board of Trustees Effective Immediately

Corvex and Related Demand CommonWealth Officers Immediately Call a Special Meeting

of Shareholders to Elect New Board

NEW YORK, June 21, 2013 – Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”), whose separately managed investment funds collectively own approximately 9.6% of the outstanding shares of CommonWealth REIT (NYSE:CWH), today announced that they have delivered consents from holders of over 70% of the outstanding shares approving the proposal to remove the entire Board of Trustees of CommonWealth effective immediately.

As of today Barry M. Portnoy, Adam D. Portnoy, Joseph L. Morea, William A. Lamkin, and Frederick N. Zeytoonjian are in our view no longer trustees and have no authority to act as such or in any way direct or bind the Company. We will hold each former trustee personally accountable if they attempt to illegitimately usurp corporate authority they do not have. We advise third parties that do business with CommonWealth that we reserve the right to challenge any corporate action that may be taken by these former trustees on or after today as invalid.

We demand that the officers of CommonWealth and RMR immediately take all actions necessary to promptly call and hold a special meeting of shareholders to elect new trustees, as mandated by CommonWealth’s charter. We look forward to putting together a slate of highly qualified replacement trustees in consultation with our fellow shareholders.

Until the replacement board is elected, we expect the continuing CommonWealth officers and RMR to discharge their fiduciary and contractual obligations to ensure a smooth transition process to a new duly elected board. As we have previously communicated, Jim Lozier, a 30+ year real estate industry veteran, and one of the world’s largest leading commercial real estate services firms stand ready to provide transitional managerial services and expertise if necessary or appropriate. We are prepared to engage in discussions with any CommonWealth lender, and stand behind our commitment to buy 51% of the Company’s revolver and term loan at par, if necessary.

Keith Meister of Corvex and Jeff T. Blau of Related, said:

“This is a tremendous victory for all CommonWealth shareholders and reflects overwhelming support for immediate change. We encourage the remaining officers and former trustees to stop their efforts to disregard the clear mandate from holders of over 70% of CommonWealth’s shares and put an end to the unrelenting waste of company resources to advance the Portnoys’ personal agenda. We stand ready to meet with the officers of CommonWealth to effectuate a quick and orderly transition of the board in a manner that enhances value for all CommonWealth shareholders. If the Portnoys insist on defying shareholders, we will continue to aggressively pursue our claims in arbitration and are confident we will prevail.”

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

For further information, contact:

Rupal Doshi

Corvex

(212) 474-6750

rdoshi@corvexcap.com

Joanna Rose

Related

(212) 801-3902

jrose@related.com

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